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                                                                   EXHIBIT 10.77

                        DESCRIPTION OF ANNUAL BONUS PLANS

     FedEx Corporation executive vice presidents participate in the annual incentive cash bonus plan established for headquarters employees. Under this plan, an annual bonus target is established as a percentage of salary based on pay level. A threshold payout of up to 30% of the target bonus is based on the achievement of individual objectives established at the beginning of the fiscal year for each executive officer. The balance of the bonus payout is based on FedEx's consolidated pre-tax income for the fiscal year and ranges, on a sliding scale, from a threshold amount if the plan's pre-established consolidated pre-tax income objectives are minimally achieved up to a maximum amount if such financial performance goals are substantially exceeded. Total annual salary and bonus for executive officers (assuming achievement of all individual and corporate objectives as described above) is targeted at the 75th percentile of total annual salary and bonus for comparable positions in comparison surveys utilized by the Compensation Committee.

     Each of the presidents of FedEx Express, FedEx Ground, FedEx Freight and FedEx Kinko's participates in the annual incentive cash bonus plan sponsored by his respective company. Under each of these plans, an annual bonus target is established as a percentage of salary based on pay level. Under the FedEx Express, FedEx Ground and FedEx Freight plans, a threshold payout of up to 30% of the target bonus is based on the achievement of pre-established individual objectives. Under the FedEx Kinko's prorated plan, a threshold payout of up to 25% of the target bonus is based on the achievement of pre-established individual objectives. The balance of the bonus payout under the FedEx Express, FedEx Ground and FedEx Freight plans is based on each respective subsidiary's operating income and FedEx's consolidated pre-tax income for the fiscal year and ranges, on a sliding scale, from a threshold amount if the plan's pre-established subsidiary operating income and FedEx's consolidated pre-tax income objectives are minimally achieved up to a maximum amount if such financial performance goals are substantially exceeded. The balance of the bonus payout under the FedEx Kinko's prorated plan is based on its earnings before interest and taxes ("EBIT") and sales revenue for the prorated fiscal year. EBIT for the FedEx Kinko's plan ranges, on a sliding scale from a threshold amount if the plan's pre-established EBIT is minimally achieved to an indefinite amount if financial performance goals are substantially exceeded. Sales revenue for the FedEx Kinko's plan ranges, on a sliding scale, from a threshold amount if the plan's pre-established revenue is minimally achieved up to a maximum amount if the sales revenue goals are substantially exceeded.

     Frederick W. Smith's annual bonus is determined by the achievement of corporate objectives for consolidated pre-tax income for the fiscal year. The Compensation Committee may adjust this amount upward or downward based on its consideration of several factors, including: FedEx's stock price performance relative to the Standard & Poor's 500 Composite Index, the Dow Jones Transportation Average and the Dow Jones Industrial Average; FedEx's revenue and operating income growth relative to competitors; FedEx's cash flow; FedEx's U.S. revenue market share; FedEx's reputation rankings by various publications and surveys; and the Compensation Committee's assessment of the quality and effectiveness of Mr. Smith's leadership during the fiscal year. None of these factors is given any particular weight by the Compensation Committee in determining whether to adjust Mr. Smith's bonus amount.

     Taking into account these objectives and factors, the Compensation Committee recommends to the independent members of the Board a bonus that, when combined with base salary, has a 75th percentile target for total annual salary and bonus for chief executive officers in the comparison surveys. Mr. Smith received an annual bonus of $2,647,756 for fiscal 2004, which, together with his base salary, was above the 75th percentile of total annual salary and bonus for chief executive officers in the comparison surveys.